EXHIBIT 99.3

Sport Chalet, Inc.
Transcript of conference call held on February 6, 2007
5:00 p.m. EST

CORPORATE PARTICIPANTS

Craig Levra
Sport Chalet, Inc. - Chairman & CEO

Howard Kaminsky
Sport Chalet, Inc. - CFO

Leigh Parrish
Financial Dynamics

CONFERENCE CALL PARTICIPANTS

James Ragan
Crowell, Weedon & Co. - Analyst

Paul Swinand
Stephens, Inc. - Analyst

Sean McGowan
Wedbush Morgan Securities, Inc. - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to Sport Chalet's third quarter fiscal 2007 earnings conference call. [OPERATOR INSTRUCTIONS] I would now like to introduce Leigh Parrish of Financial Dynamics. Please go ahead.

Leigh Parrish - Financial Dynamics

Thank you. Good afternoon, everyone, and thanks for joining us today. If you haven't received a copy of Sport Chalet's press release, feel free to call us at 212-850-5600 and we can have a copy sent to you. Before we begin today, I'd like to make a brief statement regarding forward-looking remarks that you may hear on the call.

Except for historical information the statements made on this conference call are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks include, among other things: the competitive environment in the sporting goods industry in general and in the company's specific market areas; inflation; the challenge of implementing the company's expansion plans and maintaining competitive positions; the changes in costs of goods and services; and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the company's filings with the SEC.

I'd now like to turn the call over to Craig Levra, Chairman and CEO of Sport Chalet.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thanks, Leigh. Good afternoon and thank you for joining us today. On the call with me today is Howard Kaminsky, our Chief Financial Officer. Following my overview of our third quarter performance and highlights, Howard will review our financial results for the quarter.

I will then have a few closing remarks regarding our store opening plans for calendar 2007. After our formal comments, we will both be available for any questions you may have.

We are very pleased with the record third quarter sales and net income we achieved during this quarter. We executed extremely well across the organization and our performance reflects the hard work and accomplishments of our entire Sport Chalet team. We were successful with our in-store merchandising and marketing efforts while at the same time continuing to make progress on our long term strategic initiatives and store expansion.

I'd like to first address our in-store merchandising and marketing efforts during the quarter. As we mentioned on our last earnings call, we decided to bring in winter merchandise earlier this year than in prior years and our customers responded very well to our new assortments. Despite not having strong snowfall in the west this year, Sport Chalet continues to be known as the home for snowboarding and skiing and is the store our customers come to find the most current and high quality products for winter sports and activities.

In addition to better than expected performance of winter merchandise given the light snowfall, we were also able to continue growing our nonweather related merchandise categories. In particular we experienced strong performances in footwear, general athletics and fishing. Our gift center, which had fresh product for the holiday season, also turned in great results. The comprehensive marketing program we ran during the holiday season resonated well across our various markets. In addition, we continue to have success in offering value added services which adds to the overall shopping experience, helping to drive sales and build customer loyalty.

As important as product mix and value added services are to ensuring we meet customers' needs, we are also pleased to note that our employee training programs are working well in continuing to allow us to offer the expert service our customers expect when shopping at Sport Chalet. To ensure that our stores and our employees have the support required as we continue to expand, we have made investments in technology over the past two years and are beginning to see the dividends of our earlier investments.

The point of sale and Marketmax systems we have already implemented, along with the new SAP financial and merchandising system we selected, will be critical to our success as we continue to grow. We remain on track in our plans to complete implementation of the SAP system in the second half of this calendar year.

We have had fantastic support from our partners and will continue to update you as the implementation proceeds during the upcoming quarters. Relating to IT development, we also remain pleased with the progress we continue to make in our customer focused initiatives, most notably, the Sport Chalet Action Pass. As we discussed on last quarter's call, we are already able to better anticipate upcoming trends and ensure Sport Chalet is ahead of the curve with regard to customer demands and desires. As we fully incorporate this program into our remaining stores this year, our ability to meet the needs of our customers will continue to improve.

While we focused on in-store programs and long term strategic initiatives during the quarter, we have also continued our store expansion, executing on our strategy of the past year to open new stores that create density and back-fill existing markets. We had three successful grand openings in the third quarter that further reinforced our presence in both southern and northern California. Overall we had a very successful quarter, generating strong results and continuing to move forward in achieving our long term goals.

With that said, while we are pleased with our performance in the fiscal year to date and are in a solid position going into the forth quarter, we are also mindful of the more difficult comparison to the fourth quarter fiscal 2006 given the heavy snowfall we experienced late in the winter season last year.

And now, I'll turn the call over to Howard for a review of our third quarter and nine months financial results.

Howard Kaminsky - Sport Chalet, Inc. - CFO

Thanks, Craig, and good afternoon, everyone. A quick reminder before we begin. As we mentioned on our last two earnings calls, we have changed our fiscal periods so each quarter ends on Sunday, which aligns our internal management reporting with our public reporting.

Until the anniversary of this change in fiscal 2008, we will report sales on a same day basis where necessary.
As Craig mentioned, we are very pleased with our results for the third quarter which set new records for the company. Total sales for the third quarter were $114.7 million compared to total sales of $99.7 million in the third quarter of fiscal 2006, for a 15.1% gain.

We've opened nine new stores since the third quarter last year, which contributed $12.1 million in sales. As a result of our fiscal calendar change , we had one less day during the quarter this year, which accounted for $700,000 in sales. Same store sales for the third quarter of fiscal 2007 increased 3.8% on a same day basis.

The increase was largely due to the sale of winter related products. And while we had light snowfall this year, we did experience colder weather compared to the same period last year. We also experienced strong performances in footwear, general athletics, fishing, and our gift center.

For the first nine months of fiscal 2007, same store sales on a same day basis increased 3.2%. Total sales on a same day basis increased to $290.4 million, up 14.5% from $253.5 million in the same period of fiscal 2006.

And nine new stores that were opened contributed $28 million or 76% of the increase. Gross margin for the third quarter increased 60 basis points to 32.5% compared to 31.9% in the third quarter of fiscal 2006. The increase was primarily as a result of leverage created by increased same store sales against relatively fixed occupancy costs.

For the nine months of 2007, gross margin was 31.5%, an increase of 30 basis points over the 31.2% we recorded in the comparable period of 2006, due largely to strong inventory management and lower average inventory per store which reduced the need for markdowns.

SG&A as a percent of sales remained relatively flat at 26.4% for the quarter compared to 26.5% in the third quarter of fiscal 2006. This was due to leverage created by increased sales being partially offset by the expenses associated with new stores which take time to reach operating efficiency.

For the nine months of fiscal 2007, SG&A as a percent of sales was 27.8% compared to 27.1% for the first nine months of fiscal 2006, excluding the effects of the recapitalization. The 70 basis point increase was primarily due to increased utilities, corporate labor and expenses associated with new stores, which take time to reach operating efficiency, in addition to lower sales from our mature stores earlier in the fiscal year as we experienced some pressure from opening new stores in existing markets.

As Craig mentioned, we remain on track in our plans to implement the SAP financial and merchandising system. We continue to estimate that the expenses related to Sarbanes-Oxley compliance and up front costs associated with the new back office computer systems will total approximately $500,000 for this fiscal year. Our net income for the third quarter was a record $4 million or $0.28 per diluted share, compared to $3 million or $0.22 per diluted share in the third quarter of last year.

For the nine months of fiscal 2007, we reported income of $6.2 million or $0.43 per diluted share compared to $6.1 million or $0.44 per diluted share in the year ago period, excluding the recapitalization charge from last year. With regard to our balance sheet, we once again efficiently managed our cash position and ended the quarter with zero debt. We are pleased to have used internally generated cash flow in continuing to successfully execute on our store growth plans during the year.

Our capital expenditures for the first nine months of the year were $17.2 million. We currently anticipate total expenditures for the fiscal year to be approximately $23.5 million.

As a final reminder, we have shifted our calendar so that our fourth quarter of fiscal '07 will end on April 1, 2007, with 91 days which is one more day than we had in Q4 fiscal '06.

That concludes my review of fourth quarter and fiscal year-to-date results. I'll now turn the call back to Craig for his closing remarks.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thanks, Howard.

I'd like to close with a few comments on our store opening plans for the coming year. We are excited about our expansion plan for calendar 2007 and look forward to continuing our store growth momentum. As we announced in a separate release earlier today, our plan for calendar 2007 is to open six to eight new stores and complete two major remodels during the year. Our remodels are planned for two stores in southern California.

With regard to our new stores, the majority of the stores will again be focused on adding density to our existing markets. Our current plan calls for us to roll out new stores in Arizona, Southern California, and Nevada with the majority of the new stores in Arizona.

As we have previously discussed, while there may be some near term impact to our mature stores, we believe it is very important to back-fill our existing markets to create leverage and expand our overall market share. With that said, in addition to strengthening our presence in our existing markets, we also remain dedicated to expanding our footprint into new geographic areas.

We are pleased to have signed a lease to enter our fourth state later this year, Utah. We love the Utah marketplace and think it is an ideal next step in our continued expansion. Clearly, Utah is a key market for the outdoor lifestyle. We recognize that many of our merchandise vendors are already located there and we are beginning to see a trend with other outdoor and snow-related vendors moving into that market.

Our new store will be located in Jordan Landing, which is in the greater Salt Lake City area. It will include the full range of top quality merchandise our customers expect, as well as customer focused offerings including snowboard and ski repair, a full service bike shop and a scuba training pool. We expect to eventually have multiple stores in Utah. And we see it as an expansion opportunity similar to Arizona.

In terms of timing, we expect to open two new stores in the first half of the calendar year with the remainder of our new stores opening later in calendar 2007. The stores planned for the first half of the calendar year will be located at the Metro Center Shopping Center in Phoenix, Arizona, and in Bakersfield, California, at the corner of California and Stockdale. Our new store in Utah is planned for the second half of the year.

One last item to note in relation to our store growth and remodel plans is the relocation of our La Canada store. As we outlined in our release, we plan to move the four buildings which currently serve the La Canada market into a single 45,000 square-foot store in the proposed La Canada - Flintridge Town Center in calendar 2008. The four buildings which we have historically reported as one store together total 40,000 square feet. In preparation for the new store in 2008 various construction and inventory relocation assignments will be occurring this year. We will be consolidating to one building of 28,000 square feet and a temporary retail trailer for rental gear.

We anticipate the taking of four separate buildings and relocating to one larger store in a new town center will ultimately be a benefit to our customers. However, while this is our home town market where our brand is very strong, in the near term we anticipate an impact to sales at the La Canada location.

Over the past few years we have successfully expanded Sport Chalet beyond our core Southern California market into new markets in Northern California, Nevada, and Arizona. We have prudently expanded the company and invested in technology and systems for our future growth, while maintaining the Sport Chalet culture established by our founder Norbert Olberz and focusing on being the best. We are energized about our continued growth in the coming year, particularly our entry into another new market. We remain confident in our long term strategic growth plan and believe we are well positioned as a growing independent company providing a high-end differentiated product and service offering to our customers.

That concludes our formal remarks for the day. We will now open the call in the event that any of you have any questions. Operator.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] The first question comes from the line of Paul Swinand with Stephens, Inc.

Paul Swinand - Stephens, Inc. - Analyst

Good afternoon, everyone. It's Paul Swinand. Congratulations. Good quarter.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thank you, Paul.

Paul Swinand - Stephens, Inc. - Analyst

Just wanted to dig a little deeper on the margins. You said it was impacted by a mix in services. Can you give any more color and what particularly in services is contributing to the margin improvement.

Howard Kaminsky - Sport Chalet, Inc. - CFO

I don't think that's what we said -- for the quarter it was really leveraging our occupancy costs.

Paul Swinand - Stephens, Inc. - Analyst

Okay. Maybe I was just reading the press release wrong or something.

Howard Kaminsky - Sport Chalet, Inc. - CFO

Yes, we did not say that.

Paul Swinand - Stephens, Inc. - Analyst

But in general, on your value added services, is that a net contributor to margin or is it just aiding the sales?

Howard Kaminsky - Sport Chalet, Inc. - CFO

Oh, it does. It definitely contributes. It's a small part of our total revenue, but it's profitable.

Paul Swinand - Stephens, Inc. - Analyst

Is it growing as a percentage of total? Is it an opportunity for you in '07?

Howard Kaminsky - Sport Chalet, Inc. - CFO

Yes. It's a constant opportunity.

Paul Swinand - Stephens, Inc. - Analyst

Okay. And then you've talked a lot about the IT initiatives and said that you're starting to see the benefits. Can you be a little more specific about that? Some of the IT things where you're targeting people for more services, or higher-end goods. Is there any color you can add around that?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Absolutely. I think, Paul, if you go back and look, everything we've done from an IT standpoint has helped us.

I think we've talked in prior calls about our acquisition of HighJump software and our DC and our ability to flow product. Most days of the year product in by 10:00AM in floor-ready condition is on trucks that night to our stores. That's as fast as anybody anywhere in retail. Our upgrade of our point-of-sales systems in our stores prior to holiday really aided on check out and data capture made us much more efficient there.

Our new Marketmax software from allocation and financial planning has been a big plus to us and we haven't fully leveraged all the opportunities that that software bringing to us. We're constantly learning new things.

And certainly our move with Action Pass continues to produce good results and we're speaking to our customers in Arizona, Nevada, and Northern California about new programs and new opportunities and new product introductions and certainly driving some very high average tickets from our Action Pass members. So, so far, so good, thankfully.

Paul Swinand - Stephens, Inc. - Analyst

So, you've actually measured higher average ticket from the Action Pass customers you've advertised to?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Absolutely.

Paul Swinand - Stephens, Inc. - Analyst

And you're e-mailing them or mailing them or both?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Both. And again, if you recall, we wanted to launch outside of our core Southern California market where we had the majority of the stores, because we wanted to learn in our new market right away.

Plus we wanted to run through some test marketing vehicles to make sure that what we're going to roll out to the entire chain made sense, so we're going to school and learning a lot and our customers are responding very favorably to what we're doing, as well as our merchandise vendors, I might add. They're very supportive of what we're doing. Because it's a great way to tell a product story, a launch story, new initiative story to our very best customers and let them have the opportunity to learn about it first.

Paul Swinand - Stephens, Inc. - Analyst

Okay. And then I think Howard said that SAP is selected and it's going to be completed this year. You meant calendar '07? So you're working on that throughout 2007,if I understood that correctly.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Yes, that is correct.

Paul Swinand - Stephens, Inc. - Analyst

Okay. Alright. That's all I have. Thank you very much.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thank you, Paul.

Operator

[OPERATOR INSTRUCTIONS] The next question. Sean McGowan with Wedbush Morgan Securities.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Thank you. I have a couple of questions here. Maybe starting with Howard. Can you talk about capital expenditure requirements for next year? And second, kind of related to that, is the capital in place for that?

Howard Kaminsky - Sport Chalet, Inc. - CFO

Yes. Good question. Capital expenditures will be similar to what we've incurred this year on a per store basis. So you can extend that out.

And yes, we do have the capital. We have our bank line in place. And have adequate funds there.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Okay. Thank you. Do you have any more detail on the store openings schedule by quarter next year or is that something still up in the air?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Well, our estimates today, Sean, are to this spring as we talked about. One in late summer, and the remainder will be in the fall.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Do you typically open stores in the fourth fiscal quarter?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Like every other retailer we would like to open them at the start of the year rather than towards the back half of the year. A lot of that is based on site availability and construction schedules and so on and so forth.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Okay.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

It’s been our history to open more in the later half of the year as opposed to the front half of the year. Ideally, I would tell you probably not and we work very hard to try to get as many open early in the year as we possibly can.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Okay. And when you talk about the nine new stores, isn't that the total number open last year and so far this year? Not since the third quarter of last year? Am I getting that wrong.

Howard Kaminsky - Sport Chalet, Inc. - CFO

No, you're getting that right.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

That's not outside the comp base. Okay. I just wanted to make sure I heard that right. Maybe for Craig, if you talk about the potential impact of opening stores in existing markets obviously there's also a benefit of leveraging the marketing expenditure. Can you talk about what the net pickup on that might be and what level of comp you need to generate that leverage?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Well, it's a great question, Sean. As we model each new store and before we approve a new store and a new site, our modeling process takes us through the potential impact of existing stores or sister stores nearby and what kind of negative impact from a sales standpoint that could have. And we take all those numbers into account before we make a decision to open a new store.

Certainly going from three stores and adding a lot of new stores in Arizona will have some impact on selected stores, not all the stores. But it's a great way to build market density, as you know. In Southern California, as we could potentially have one or two stores impacted depending on how Southern California finishes out this fall, and Nevada we don't really expect any impact at this point in time.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

When you are opening an existing market, would you be spending any appreciable extra marketing dollars?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Other than grand opening, not a lot. Really starts to leverage, as you can tell.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Is the Easter shift a positive for you guys going from March to April.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

That's a great question. When you look at an Easter typically for us we revolve more around footwear and apparel. Sometimes a traditional start to the Mountain Shop season. It really kind of ties back into what the weather trends are during that time frame. If it's like last year we finally got some great snowfall and I don't think everybody was thinking about the start of spring. And so we delivered some good results toward the back end of March last year. We don't see it as a positive or negative either way.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Are your stores all open on Sunday?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Yes.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Okay. If I can hit you with the last question, maybe for Howard. Pre-opening costs, any expectations there for next year.

Howard Kaminsky - Sport Chalet, Inc. - CFO

Yes, that's not a number that we've historically given out. We don't expect any changes in our costs per store.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Sean, what we would tell you is from a marketing infrastructure standpoint if we've got stores opening in the same market we obviously try to open them on the same day and leverage out some of the pre-opening expenses where we can do it, as we did in Arizona a year ago November now. We opened three on one day. Tremendous way to start in the market place and a great way to launch, saving a lot of expense.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Okay. Very good. Thank you.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thank you.

Operator

Your next question comes from James Ragan with Crowell, Weedon.

James Ragan - Crowell, Weedon & Co. - Analyst

Yes. Thank you. Hello. With respect to the fourth quarter, I appreciate the tough comp that you're up against, given the late winter last year.

But it also sounds like, Craig, you feel pretty good about the inventory position right now. Did I read that correctly?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

I don't know that we specifically said that. Our team works very hard to have the right inventory in the right categories in the right stores. And our buying team, our replenishment team, our allocation team, store team all work very closely with each other to make sure that happens.

Certainly we'd feel a touch better if the weather was colder and we got a little snow. But we go through a rather extensive planning process and we plan our seasonal businesses, particularly winter businesses. As well as some of the summer businesses. And we look at a number of factors as we write each year’s plan and our team does an excellent job of executing against that plan. We can't control the weather, obviously, and we can only write plans that make the most sense based on historical data and trends that we see in the marketplace. Are we doing a good job? Are we getting any help? No. I guess that's probably the best way I can answer that question.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. Great. As you look to spring this year, anything specific that you're adding to the mix, expanding compared to what's been there in prior years?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Well, we're really excited this spring. We're going to start off with fresher product on the floor from Mountain Shop category. Certainly in our bicycle category and fitness category as well. I know I've seen a preview of our running mailer that's getting ready to go out in another three weeks. And we've got some dynamite new product in running apparel, footwear, as well as some key accessories from all the best brands and I think we're positioned to have a great start to running up this year. So we're enthusiastic about what's ahead of us.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. Great. And then if we could switch to the La Canada stores. So you're actually going to be moving into a temporary location. That means you're moving out of the existing buildings before the new building is complete.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Actually what we're doing is -- the golf shop is closing. The rental shop is closing. The rental product is being positioned in the temporary trailer behind the Sportland building which is on the south side of Foothill. Probably in another 30 days we will close our snowboard and ski shop and bring that product across to the Sportland building. Basically we're going to have 40,000 square feet condensed to about 28,000 square feet in Sportland, with the rental trailer in the back.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

So basically 40,000 becomes 28,000 and then in 2008 when our new store is completed, 45,000 square feet, then obviously we'll move in the full assortment.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. And so you're doing that because that property is being developed?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

That's going to be the property, it will be bulldozed as the process moves along, and they're making nice progress already on the development. And it's time to vacate our buildings.

James Ragan - Crowell, Weedon & Co. - Analyst

Right. Okay. Then along the same lines if I remember back in the second quarter there were a couple of stores that had some unique issues. I think the Beverly Center was one of them in terms some of the things they were doing with the parking structure. Can you just talk about some of the stores that maybe were an impact in the second quarter and how they did in the third quarter?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

I think we did talk about Beverly Center and really Beverly Center improved slightly in the quarter, but nothing exciting. We continue to be challenged there through the situation. The parking deck is open. We've got one co-tenant in, actually two co-tenants in. Now, we're looking for some additional horsepower from the landlord to get the thing going. Our next conversation will obviously be here about the La Canada location and some of the impact we'll see from a sales standpoint with the reduction in available retail space. So I'm sure we'll be talking about that on occasion throughout the next year to year and a half or so.

James Ragan - Crowell, Weedon & Co. - Analyst

Well, the good thing is as you build the store base on those individual stores, it becomes less of an impact. Good quarter. Thank you.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thanks for calling.

Operator

We have a follow-up question from Sean McGowan with Wedbush Morgan Securities.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Actually, two if I may. Howard or Craig, in your opening comments you alluded to four categories that contributed strongly to the growth. Both occasions I missed the fourth one. After fishing.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Gift center. And mainly in gift center was watches, sport watches, sport electronics, things like that.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

And last question is the cost of the move in the La Canada store. How is that going to be handled, capitalized versus expensed? Are there going to be any of these costs of doing the trailer and shutting down the store that is going to roll over or is it all going to be taken there?

Howard Kaminsky - Sport Chalet, Inc. - CFO

Well, there will be some of that and it will be expensed as incurred. Won't be significant up front. The new store will be just like moving into a new store.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Yes. Okay. But, the real financial impact here would be potential loss of revenue.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Correct.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

But not that a trailer would cost a lot of money. But just wondering if there's anything to look out for.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Nothing significant.

Sean McGowan - Wedbush Morgan Securities, Inc. - Analyst

Okay. Thank you.

Operator

If there are no more questions at this time, Mr. Levra, please continue any closing comments.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thank you very much. We certainly appreciate everybody joining us today. And thank you so much for calling in with questions. If you have any follow-up questions feel free to contact Howard or me. Have a great afternoon everyone. Thank you.

Operator

This concludes today's conference call. Thank you for your participation.